Exhibit 10.25
COMMUNITY BANK OF TRI-COUNTY
SALARY CONTINUATION AGREEMENT
     THIS AGREEMENT is adopted this 6th day of September, 2003, by and between COMMUNITY BANK OF TRI-COUNTY, a state-chartered commercial bank located in Waldorf, Maryland (the “Company”), and WILLIAM PASENELLI (the “Executive”).
INTRODUCTION
     To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.
AGREEMENT
     The Company and the Executive agree as follows:
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
     1.1 “Change of Control” The term “Change in Control” shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of the Company or the Corporation; (ii) the acquisition of the ability to control the election of a majority of the Company’s or the Corporation’s directors; (iii) the acquisition of a controlling influence over the management or policies of the Company or the Corporation by an y person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934); or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of the Company or the Corporation (the “Existing Board”) cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Notwithstanding the foregoing, the Corporation’s ownership of the Company shall not of itself constitute a Change in Control for purposes of the Agreement. For purposes of this paragraph only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.
     1.2 “Code” means the Internal Revenue Code of 1986, as amended.
     1.3 “Corporation” means the Tri-County Financial Corporation.

     1.4 “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties under the Employment Agreement with the Company and which results in the Executive becoming eligible for long-term disability benefits under the Company’s long-term disability plan (or if the Company has no such plan in effect, which impairs the Executive’s ability to substantially perform his duties under the Employment Agreement for a period of 180 consecutive days).
     1.5 “Effective Date” means March 28, 2003.
     1.6 “Employment Agreement” means the (name of employment agreement) between the Company and the Executive dated February 1, 2001, as the same may be amended from time to time.
     1.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.8 “Normal Retirement Age” means the Executive attaining age 65.
     1.9 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.
     1.10 “Termination for Cause” shall be defined as set forth in Article 5.
     1.11 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.
     1.12 “Years of Service” means the twelve consecutive month period beginning on the Executive’s date of hire and any twelve (12) month anniversary thereof, during the entirety of which time the Executive is an employee of the Company.
Article 2
Lifetime Benefits
     2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Executive’s Normal Retirement Age, other than for reason of death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.
     2.1.1 Amount of Benefit. The benefit under this Section 2.1 is an annual benefit of $74,112 (Seventy-Four One Hundred Twelve Dollars) for a period of fifteen (15) years resulting in a total benefit of $1,111,680 (One Million One Hundred Eleven Thousand Six Hundred Eighty Dollars). The Company’s Board of Directors, in its sole discretion, through duly adopted resolution, may increase the annual benefit under this Section.

2.1.2. Payment of Benefit. The Company shall pay the benefit to the Executive in 1802 equal monthly installments of $6,176 (Six Thousand One Hundred Seventy Six Dollars) commencing with the month following the later of (a) the Executive’s Termination of Employment, or (b) the Executive attaining Normal Retirement Age.
     2.2 Early Termination Benefit. Upon Termination of Employment prior to Normal Retirement Age, other than for reasons of Disability, Change of Control or death, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.
     2.2.1 Amount of Benefit. The benefit under this Section 2.2 is determined by multiplying the Normal Retirement Benefit amount described in Section 2.1.1 by a fraction (rounded to the nearest hundredth), the numerator of which is the number of Years of Service at the time of the Executive’s termination of employment (rounded to one tenth of a year); and the denominator is the number of Years of Service that the Executive would have had if the Executive had remained employed with the Company until the Normal Retirement Age (rounded to one tenth of a year).
     2.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age.
     2.3 Disability Benefit. Upon Termination of Employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.
     2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Normal Retirement Benefit amount described in Section 2.1.1.
     2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 180 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age, paying the annual benefit to the Executive for a period of 15 years.
     2.4 Change of Control Benefit. Upon Termination of Employment within 12 months subsequent to a Change of Control and prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.
     2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Normal Retirement Benefit amount described in Section 2.1.1.
     2.4.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive attaining Normal Retirement Age, paying the annual benefit to the Executive for a period of

15 years.
     2.4.3 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company will reduce any benefit under this Agreement by an amount necessary to avoid an excise tax under the excess parachute rules of Section 280G of the Code.
     2.5 Early Payout. If the Executive’s Termination of Employment occurs prior to Normal retirement Age, he may in a written request to the Company elect to have annual benefit payments commence within 30 days following the Executive’s Termination of Employment rather than at age 65, provided the election is made 13 months prior to Termination of Employment. If such election occurs the annual benefit amount shall be further reduced per month for each month between Termination of Employment and age 65. Said reduction shall be determined by using the 5-year Treasury Constant Maturity Rate (not to exceed 6% annually) as of the last day of the month prior to Termination of Employment, divided by 12.
Article 3
Death Benefits
     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.
     3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.
     3.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive’s beneficiary in 180 equal monthly installments commencing with the month following the Executive’s death.
     3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.
     3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death, without any reduction for earlier commencement.

Article 4
Beneficiaries
     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.
     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
Article 5
General Limitations
     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for Cause. Cause shall mean, in the good faith determination of the Company’s Board of Directors, the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause. No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company.
     5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, on any application for any benefits provided by the Company to the Executive, or on any application for insurance that the Company may purchase on the life of Executive.
     5.3 Termination or Suspension Under Federal Law. (1) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Sections 8(c )(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.
(2) If the Company is in default (as defined in Section 3(x)(1) of FDIA), all obligations under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.
(3) If a notice served under Section 8(e)(3) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits the Executive from participating in the conduct of the Company’s affairs, the Company’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Executive all or part of the compensation withheld while is contract obligations were suspended, and (ii) reinstate (in whole or in apart) any of its obligations which were suspended.
Article 6
Claims and Review Procedure
     6.1 Claims Procedure. Any individual (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
     6.1.1 Initiation — Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.
     6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
     6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     (a) The specific reasons for the denial;
     (b) A reference to the specific provisions of this Agreement on which the denial is based;
     (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
     (d) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and
     (e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
     6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

     6.2.1 Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.
     6.2.2 Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.
     6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
     6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
     (a) The specific reasons for the denial;
     (b) A reference to the specific provisions of this Agreement on which the denial is based;
     (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
     (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Article 7
Amendments and Termination
     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8
Miscellaneous
     8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.
     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.
     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.
     8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.
     8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.
     8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.
     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:
     (a) Establishing and revising the method of accounting for the Agreement;
     (b) Maintaining a record of benefit payments;

     (c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and
     (d) Interpreting the provisions of the Agreement.
     IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY: Community Bank of Tri-County

/s/ William Pasenelli	By	/s/ H. Beaman Smith

WILLIAM PASENELLI		Title	Secretary/Treasurer

	By	/s/ Louis P. Jenkins, Jr.

		Title	Board Member

BENEFICIARY DESIGNATION
COMMUNITY BANK OF TRI-COUNTY
SALARY CONTINUATION AGREEMENT
WILLIAM PASENELLI
I designate the following as beneficiary of any death benefits under this Agreement:
Primary:

     Relationship and Social Security Number:

Contingent (if the Primary is deceased):

     Relationship and Social Security Number:

Note:
•	Include instructions regarding how you want benefits divided if you are naming more than one Primary or Contingent beneficiary and their share is not equal.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement and the tax identification number.
I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.
Signature

WILLIAM PASENELLI
Date

Received by the Company this                      day of                                         , 2003.

By
Title

FIRST AMENDMENT
TO THE
COMMUNITY BANK OF TRI-COUNTY
SALARY CONTINUATION AGREEMENT
DATED SEPTEMBER 6, 2003
FOR
WILLIAM PASENELLI
     THIS AMENDMENT is adopted this 11th day of June, 2004, by and between COMMUNITY BANK OF TRI-COUNTY, a state-chartered commercial bank located in Waldorf, Maryland (the “Company”) and William Pasenelli (the “Executive”).
     The Company and the Executive executed the Salary Continuation Agreement on September 6, 2003 (the “Agreement”).
     The undersigned hereby amends, in part, said Agreement for the purpose of correcting the number of payments referenced in Article 2.1.2. Therefore, the following change shall be made:
     Article 2.1.2 of the Agreement shall be deleted in its entirety and replaced by Article 2.1.2 below.
     2.1.2. Payment of Benefit. The Company shall pay the benefit to the Executive in 180 equal monthly installments of $6,176 (Six Thousand One Hundred Seventy Six Dollars) commencing with the month following the later of (a) the Executive’s Termination of Employment, or (b) the Executive attaining Normal Retirement Age.
     IN WITNESS OF THE ABOVE, the Executive and the Company hereby consent to this First Amendment.

Executive:	COMMUNITY BANK OF TRI-COUNTY

/s/ William J. Pasenelli	By	/s/ Michael L. Middleton

WILLIAM PASENELLI	Title	President

SECOND AMENDMENT
TO THE
COMMUNITY BANK OF TRI-COUNTY
SALARY CONTINUATION AGREEMENT
DATED SEPTEMBER 6, 2003 AND
AMENDED ON JUNE 11, 2003
FOR
WILLIAM PASENELLI
     THIS FIRST AMENDMENT is adopted this December 22, 2008, by and between Community Bank of Tri-County, a state-chartered commercial bank located in Waldorf, Maryland (the “Company”) and William Pasenelli (the “Executive”).
     The Company and the Executive executed the Salary Continuation Agreement on September 6, 2003, effective March 28, 2003 (the “Agreement”) with a First Amendment on June 11, 2003.
     The undersigned hereby amend the Agreement for the purpose of bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Therefore, the following changes shall be made:
     Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:
1.1 “Change in Control” The term “Change in Control” means a “change in ownership,” “change in effective control” or “change in in the ownership of a substantial portion of assets,” as such terms are defined for purposes of Section 409A of the Code and regulations thereunder.
     Section 1.4 of the Agreement shall be deleted in its entirety and replaced with the following:
1.4 “Disability” means the Executive’s (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) receipt of disability benefits for a period of three (3) months under an accident and health plan of the employer by reason of the participant’s medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
     Section 1.11 of the Agreement shall be deleted in its entirety and replaced with the following:
1.11	“Separation from Service” means the termination of the Executive’s employment with the Company for reasons other than death. Whether a Separation from Service takes place shall determined in accordance with Section 409A of the Code and the regulations thereunder and based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A termination of employment will not be considered a Separation from Service if:
(a)	the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period)..
     Sections 2.1, 2.1.2, 2.2, 2.3, and 2.4 of the Agreement are amended by deleting the phrase “Termination of Employment” and replacing it with the phrase “Separation from Service” in each place it appears.
     Section 2.5 of the Agreement shall be deleted in its entirety and replaced with the following:
2.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “Specified Employee” at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the

Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified under this Article II of the Plan with respect to the applicable benefit.
New Sections 2.6 and 2.7 shall be added to the Agreement to read as follows:

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount which the Company has accrued with respect to the obligations described in this Article 2, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Company may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.2 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.
Article 7 of the Agreement shall be deleted in its entirety and replaced with the following:
Article 7
Amendments and Termination
7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform to written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform to written directives to the Company from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder. The benefit shall be frozen as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:
(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Company may distribute the amount which the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

A new Section 8.10 shall be added to the Agreement to read as follows:

8.10	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.
     IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this Second Amendment.

Executive:	Community Bank of Tri-County

/s/ William J. Pasenelli	By	/s/ Michael L. Middleton

William J. Pasenelli		Title	President